EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
First Northern Community Bancorp:

We consent to the incorporation by reference in the registration statement (No. 333-37874) on Form S-8 of First Northern Community Bancorp of our report dated March 15, 2006, with respect to the consolidated balance sheet of First Northern Community Bancorp and subsidiary as of December 31, 2005, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the two-year period ended December 31, 2005, which report appears in the December 31, 2006, annual report on Form 10-K of First Northern Community Bancorp.

/s/ KPMG LLP

Sacramento, California
March 15, 2007